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                                                                   EXHIBIT 12.2

MCN ENERGY GROUP INC. AND SUBSIDIARIES
COMPUTATION OF INTEREST COVERAGE RATIO
(Dollars in Thousands)

The following table sets forth the interest coverage ratio for MCN on a historical basis for the periods indicated. This ratio differs from the SEC prescribed "Ratio of Earnings to Fixed Charges" in its treatment of certain hybrid securities of MCN.

                                       Twelve Months       Twelve Months       Twelve Months    Twelve Months       Twelve Months
                                           Ended               Ended              Ended            Ended               Ended
                                    December 31, 1997  December 31, 1996    December 31, 1995  December 31, 1994  December 31, 1993
                                    -----------------------------------------------------------------------------------------------
EARNINGS AS ADJUSTED:
Pre-tax income (1)                    $   194,430         $   148,944          $    128,499      $      102,088      $    104,146
Nonrecourse debt                            1,609                  --                    --                  --                --
Interest capitalized                      (18,190)            (14,631)               (7,893)             (2,828)           (3,966)
Preferred dividend adjustment (2)          32,465              17,989                 9,610              (1,982)           (1,164)
Pension costs                             (20,539)            (14,029)              (14,099)              2,018               727
Postretirement costs                       11,411              13,586                19,460              28,855                --
Interest rate charges                     103,840              89,136                67,120              53,442            44,351
                                      -----------         -----------          ------------      --------------      ------------
                                      $   305,026         $   240,995          $    202,697      $      181,593      $    144,094
                                      ===========         ===========          ============      ==============      ============

INTEREST RATE CHARGES:
Interest expensed                     $    86,453         $    77,781          $     56,902      $       48,710       $    38,771
Interest capitalized                       18,190              14,631                 7,893               2,828             3,966
Interest implicit in rentals                2,181               2,339                 2,325               1,904             1,614
Nonrecourse interest                       (1,609)                 --                    --                  --                --
Preferred dividends adjustment (3)         (1,375)             (5,615)                   --                  --                --
                                      -----------         -----------          ------------      --------------       -----------
                                      $   103,840         $    89,136          $     67,120      $       53,442       $    44,351
                                      ===========         ===========          ============      ==============       ===========

Interest Coverage Ratio                      2.94                2.70                  3.02                3.40              3.25
                                      ===========         ===========          ============      ==============       ===========



(1) Income from continuing operations before income taxes
(2) Preferred dividends expensed, adjusted to: exclude (a) dividends on the $100,000,000 of Single Point Remarketed Reset Capital Securities (SPRRCS) of MCN Financing VI, (b) dividends on the $100,000,000 of Private Institutional Trust Securities (PRINTS) of MCN Financing V and to include
    (c) interest on the $130,000,000 of 6.82% Series Medium-Term Notes, issued in conjunction with the $135,000,000 of 8% Preferred Redeemable Increased Dividend Equity Securities of MCN.
(3) Includes interest on $130,000,000 of 6.82% Series Medium-Term Notes less dividends on the SPRRCS and PRINTS.

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